                                                                     EXHIBIT 8.1



                         SIMPSON THACHER & BARTLETT LLP

                               425 LEXINGTON AVE.
                               NEW YORK, NY 10017
                                 (212) 455-2000
                                 --------------
                            FACSIMILE: (212) 455-2502

                                                              September 11, 2003


WCI Communities, Inc.
24301 Walden Center Drive
Bonita Springs, Florida 34134
(239) 947-2600


Ladies and Gentlemen:

     We have acted as counsel to WCI Communities, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of the Registration Statement on Form S-3 dated September [], 2003 under the Securities Act of 1933, as amended, (the "Registration Statement") with respect to the registration of $125,000,000 aggregate principal amount of 4.0% Contingent Convertible Senior Subordinated Notes due 2023 (the "Convertible Notes") issued under the Indenture, dated as of August 5, 2003 between the Company and The Bank of New York, a New York banking corporation, as trustee.

     In delivering this opinion letter, we have reviewed and relied upon: (i) the Registration Statement; (ii) the Indenture; and (iii) forms of the Convertible Notes. We have also examined and relied upon originals, or duplicates or certified or conformed copies, of such records of the Company and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein and in the Registration Statement, we are of the opinion that the statements set forth in the Registration Statement under the caption "Certain United States Federal Income Tax Considerations," insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

     We express no opinion with respect to the transactions referred to herein or in the Registration Statement other than as expressly set forth herein. Moreover, we note that there is no authority directly on point dealing with securities such as Convertible Notes and that our opinion is not binding on the Internal Revenue Service or courts, any of which could take a contrary position.

     We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal tax law of the United States.

     We hereby consent to the use of our name in the Registration Statement under the caption "Legal Matters".

                                         Very truly yours,

                                         /s/ Simpson Thacher & Bartlett LLP

                                         SIMPSON THACHER & BARTLETT LLP